Exhibit 99.1

Investor Contact: Sam Martin Argot Partners 212-600-1902 orasure@argotpartners.com	Media Contact: Jeanne Mell VP Corporate Communications 484-353-1575 media@orasure.com

ORASURE TECHNOLOGIES APPOINTS LELIO MARMORA TO BOARD OF DIRECTORS

BETHLEHEM, PA, May 29, 2020 - OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point of care diagnostic tests, specimen collection devices, and microbiome laboratory and analytical services, today announced the appointment of Lelio Marmora as a member of the Company’s Board of Directors effective June 1, 2020.  Mr. Marmora, the former executive director of Unitaid, will serve as a Class III Director with an initial term expiring at the Company’s 2021 Annual Meeting of Stockholders.  He will also serve on the Audit Committee and Nominating and Corporate Governance Committee of the Board.

“Lelio’s comprehensive understanding of the international health care arena, and his work with public private philanthropic partnerships will make him a valuable addition to OraSure’s Board of Directors as we work to help solve the world’s greatest healthcare challenges,” said Stephen S. Tang, Ph.D., President and Chief Executive Officer of OraSure Technologies. “We are honored that he has agreed to serve on our Board and look forward to his impact on the Company as we continue to pursue our innovation growth strategy.”

Mr. Marmora, age 53, has held substantial roles managing global health and modernization of large-scale state investments in complex political environments. He has also played senior strategic, operational and resource mobilization roles at headquarters levels in a range of international agencies. He is the former Executive Director of Unitaid in Geneva, Switzerland, from 2014 to 2020, overseeing a portfolio of $1.5 billion in 100 countries. During his tenure, Unitaid tripled its portfolio, becoming one of the leading Global Health innovation initiatives. Prior to Unitaid, Mr. Marmora was Director for Africa and the Middle East at the Global Fund to Fight AIDS, TB and Malaria, overseeing a $4 billion portfolio. He also served as head of the Fund’s Latin America and the Caribbean Department. Earlier in his career, Mr. Marmora served in various capacities at a range of international organizations, including the World Bank, the Inter- American Development Bank and the United Nations Development Program, managing modernization of the State programs.

Mr. Marmora graduated from the Université Panthéon-Assas (Paris II) with a Master’s degree in International Law and Administration of International Organizations.

About OraSure Technologies

OraSure Technologies empowers the global community to improve health and wellness by providing access to accurate, essential information. Together with its wholly owned subsidiaries, DNA Genotek, Diversigen, Core Biome (now operating under the Diversigen brand) and Novosanis, OraSure provides its customers with end-to-end solutions that encompass tools, services and diagnostics. The OraSure family of companies is a leader in the development, manufacture, and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular services solutions designed to discover and detect critical medical conditions. OraSure’s portfolio of products is sold globally to clinical laboratories, hospitals, physician’s offices, clinics, public health and community-based organizations, research institutions, government agencies, pharma, commercial entities and direct to consumers. For more information on OraSure Technologies, please visit www.orasure.com.

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